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                                  MANAGEMENT
                                      AND
                          FINANCIAL SERVICES AGREEMENT

     This Agreement, is made between the National Law Library, Inc. (the "Company") and IT/IS, Inc., (the "Vendor"). The Company and the Vendor are collectively referred to herein as the Parties.

     WHEREAS, the NLL desires to develop its business of selling legal information on the Internet with maximum efficiency, and

     WHEREAS, IT/IS, Inc. is capable of providing various business support and development services,

     IT IS, THEREFORE, agreed between the Parties to this agreement that, after discussion and negotiations the following terms and conditions shall apply:

1. The Vendor will provide complete bookkeeping and accounting services for the Company. Bookkeeping services will be provided by the Vendor at a cost plus 20% basis. Accounting services will be provided at an hourly rate of $85.00 per hour. Bookkeeping services shall include, but not be limited to, recordation of all financial transactions of the Company in conformance with Generally Accepted Accounting Principals. Accounting services shall include, but not be limited to, preparation of monthly, quarterly and annual financial statements in a form acceptable to the Company.

2. The Vendor shall provide staffing services for the Company as requested in writing by the Company as needed. Vendor shall interview, train and provide such staff as requested in a timely manner on a cost plus 25% basis. Staffing shall include, as requested, executive staff, marketing personnel, secretarial services, technological support and other such staffing support as requested by the Company.

3. Parties do hereby expressly agree that fees for office supplies, equipment, telephone services and support services requested by the Company shall be invoiced by the Vendor at a rate of cost plus 20%.

4. The Vendor shall procure, negotiate and manage office space for the operations of the Company pursuant to the written request of the company. Such lease space shall meet the needs and expressed requirements of the Company for its operations. The vendor shall be responsible for all communications with the leasing agent or owner and shall receive a management fee of 15% of the cost of the rental fees to be paid on a monthly basis.

5. Parties agree that a general management fee of thirty-six hundred dollars ($3,600) per month will be charged to the Company by the Vendor to fairly
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    compensate the Vendor for the general management time needed to manage the various services specifically contracted for herein.

6. Parties agree that the Vendor will manage and supervise an annual audit of the Companies financial records. An audit fee equal to 20% of the actual cost of the audit will be paid to the Vendor for this service.

7. Invoices received by the Company for the Vendor shall be due and payable within ten (10) days of receipt. Unpaid balances on invoices hereunder shall accrue interest at an annual rate of 14%.

8. The Parties agree that this Agreement is final and exclusive. The term of this agreement shall be ten years and it shall automatically renew for a like term unless terminated in writing by either party no less than 90 days before the date of termination.

9. Both Parties agree that this Agreement was negotiated in good faith and that both Parties do expressly understand the full extent and nature of this Agreement and that this Agreement evidences the true agreed terms and conditions set forth between the Parties.

10. This agreement may only be amended by written amendment referencing this agreement. This agreement shall be governed by Texas law.


The effective date of this Agreement shall be the ____ day of ______ 1999.


National Law Library
One Park Ten Place, Suite 220
Houston, Texas 77084


By _________________________________
     Hunter M. A. Carr, CEO


IT/IS, Inc.
One Park Ten Place, Suite 200
Houston, Texas 77084


By _________________________________
     Kelley Kirker, President